Exhibit 1.1

ARTICLES OF ASSOCIATION

NEBIUS GROUP N.V.

ARTICLES OF ASSOCIATION

Definitions.
Article 1.

1.	In the Articles of Association the following words and expressions shall have the meaning hereby assigned to them:
a.	“Articles of Association” means: the articles of association of the Company in their current form and as amended from time to time;
b.

“Board of Directors” means: the body of individual persons controlling the management of the Company’s business consisting of Executive Directors and Non-Executive Directors as referred to in Article 12;

c.	“Book 2” means: Book 2 of the Dutch Civil Code;
d.	“Chairman” means: the Non-Executive Director serving as chairman of the Board of Directors;
e.	“Class A Ordinary Shares” means: class A ordinary shares in the capital of the Company;
f.	“Class B Ordinary Shares” means: class B ordinary shares in the capital of the Company;
g.	“Class C Ordinary Shares” means: class C ordinary shares in the capital of the Company;
h.	“Company” means: the corporate legal entity governed by these Articles of Association;
i.

“Conversion Foundation” means: Stichting Nebius Group Conversion, a foundation incorporated under Dutch law with statutory seat in The Hague and its business office at Schiphol Boulevard 165, 1118 BG Schiphol (the Netherlands);

j.	“Director” means: an Executive Director or Non-Executive Director;
k.

“Executive Director” means: a member of the Board of Directors being appointed as executive director (uitvoerend bestuurder) and as such entrusted with the responsibility for the day-to-day management of the Company;

l.	“General Meeting” means: the members constituting the general meeting, and also: meetings of that body of members;
m.

“Independence Criteria” means: the criteria set forth in the definition of “in-dependent director” in Rule 5605 of the Nasdaq listing Rules (or any successor thereto); or such other independence criteria as may be applicable under the rules of any stock exchange on which the Company’s equity securities are then publicly traded;

n.

“Initial Qualified Holder” means, in relation to any Class B Ordinary Share, the person holding such Class B Ordinary Share pursuant to the conversion into Class B Ordinary Shares of ordinary shares in the capital of the Company on the tenth day of October two thousand eight;

o.	“Meeting of holders of Class A Ordinary Shares” means: the meeting of holders of Class A Ordinary Shares;
p.	“Meeting of holders of Class B Ordinary Shares” means: the meeting of holders of Class B Ordinary Shares;
q.	“Meeting of holders of Class C Ordinary Shares” means: the meeting of holders of Class C Ordinary Shares;
r.

“Non-Executive Director” means: a member of the Board of Directors appointed as non-executive director (niet-uitvoerend bestuurder) not being entrusted with the responsibility for the day-to-day management of the Company;

s.

“Non-Qualified B Holder” with respect to any Class B Ordinary Share, means: anyone who is not a Qualified B Holder of such Class B Ordinary Share or ceases to be a Qualified B Holder of such Class B Ordinary Share (including, for the avoidance of doubt, a legal holder of a Class B Ordinary Share that has Transferred such Class B Ordinary Share other than to a Permitted Transferee);

t.	“Ordinary Shares” means: Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares;
u.	“Permitted Transferee” in relation to any Class B Ordinary Share held by an Initial Qualified Holder means:
(i)	such Initial Qualified Holder (as transferee of any Class B Ordinary Share retransferred to such Initial Qualified Holder from its Permitted Transferee); and
(ii)

any estate or tax planning vehicle (including a trust, corporation and partnership), the beneficiaries of which include such Initial Qualified Holder and/or members of the immediate family of such Initial Qualified Holder, provided that (i) during such Initial Qualified Holder’s lifetime, such Initial Qualified Holder retains (subject to any community or spousal property laws) sole voting and dispositive power over such Class B Ordinary Share, and (ii) following the date on which such Initial Qualified Holder’s dies, such vehicle shall continue to be a Permitted Transferee for a period of twenty-four (24) calendar months; and provided further that the Transfer to such estate or tax planning vehicle does not involve payment of any consideration (other than the interest in such trust, corporation, partnership or other estate or tax planning vehicle);

v.

“Qualified B Holder” means, in relation to any Class B Ordinary Share: the Company, the Initial Qualified Holder of such Class B Ordinary Share and any Permitted Transferee thereof, in each case provided that such Class B Ordinary Share has not been Transferred (including by way of a transfer of the legal holder thereof), other than to a Permitted Transferee;

w.	“Shares” means: Ordinary Shares;
x.	“Shareholder(s)” means: any holder(s) of Shares;
y.	“Subsidiary(ies)” means: (a) subsidiary(ies) (dochtermaatschappij(en)) as defined in section 24a of Book 2; and
z.

“Transfer” when used in relation to a Share, means: any direct or indirect sale, assignment, transfer under general or specific title (algemene of bijzondere titel), conveyance, grant of any form of security interest (other than as explicitly provided in this definition), or other transfer or disposition of a Share or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” of a Share shall also include, without limitation, the transfer of, or entering into a binding agreement with respect to, voting control over a Share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” of a Share: (a) the granting of a power of attorney to persons designated by the Board of Directors of the Company in connection with actions to be taken at a General Meeting of Shareholders; (b) solely with respect to Class B Ordinary Shares, the entering into or amendment, solely by and among a Qualified B Holder and one or more of its Permitted Transferees, of a binding agreement with respect to voting control over a Class B Ordinary Share; or (c) solely with respect to Class B Ordinary Shares, the pledge of Class B Ordinary Shares by a Qualified B Holder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Qualified B Holder continues to exercise voting control over such pledged shares; provided, however, that a foreclosure on such Shares or other similar action by the pledgee shall constitute a “Transfer” of a Share.

2.

The expressions “written” and “in writing” used in these Articles of Association mean: communications sent by post, telefax, e-mail or by any other means of telecommunication capable of transmitting written text, unless Dutch statutory law prescribes otherwise.

Name and Registered Office.
Article 2.

1.	The Company is a public limited liability company and its name is:

Nebius Group N.V.

2.	The Company has its registered seat in Amsterdam (the Netherlands). The Company may have branch offices elsewhere, also outside of the Netherlands.

Objects.
Article 3.

1.	The objects for which the Company is established are:
a.

either alone or jointly with others to acquire and dispose of participations or other interests in bodies corporate, companies and enterprises, to collaborate with and to manage such bodies corporate, companies or enterprises;

b.	to acquire, manage, turn to account, encumber and dispose of any property - including intellectual property rights - and to invest capital;
c.

to supply or procure the supply of money loans, particularly - but not exclusively - loans to bodies corporate and companies which are Subsidiaries and/or affiliates of the Company or in which the Company holds any interest - all this subject to the provision in paragraph 2 of this Article - , as well as to draw or to procure the drawing of money loans;

d.

to enter into agreements whereby the Company grants security, commits itself as guarantor or severally liable co-debtor, or declares itself jointly or severally liable with or for others, particularly - but not exclusively - to the benefit of bodies corporate and companies as referred to above under c;

e.	to do all such things as are incidental or conducive to the above objects or any of them.
2.

The Company may not grant security, give price guarantees, commit itself in any other way or declare itself jointly or severally liable with or for others with a view to enabling third parties to take or acquire Shares.

Capital.
Article 4.

The authorised capital of the Company is eleven million seven hundred eighty-two thousand seven hundred forty-eight euro and six eurocents (EUR 11,782,748.06), divided into:

five hundred seventy-one million three hundred ninety-seven thousand three hundred forty-eight (571,397,348) Shares, of which are:

(i)	five hundred million (500,000,000) Class A Ordinary Shares, each with a par value of one eurocent (EUR 0.01);
(ii)	thirty-five million six hundred ninety-eight thousand six hundred seventy-four (35,698,674) Class B Ordinary Shares, each with a par value of ten eurocents (EUR 0.10); and

(iii)	thirty-five million six hundred ninety-eight thousand six hundred seventy-four (35,698,674) Class C Ordinary Shares, each with a par value of nine eurocents (EUR 0.09).

Transfer and conversion of Class B Ordinary Shares.
Article 4A.

1.

Class B Ordinary Shares may only be Transferred to (i) Permitted Transferees, (ii) to the Conversion Foundation for the purpose of conversion pursuant to Articles 4A and 4B and (iii) to the Company. Any other purported Transfer of a Class B Ordinary Share shall be null and void.

2.

Class B Ordinary Shares can be converted into Class A Ordinary Shares with due observance of this Article. In order to cause the Class B Ordinary Shares to be converted into Class A Ordinary Shares, such Class B Ordinary Shares must be transferred to the Conversion Foundation.

3.

Upon execution of the transfer instrument pursuant to which the Class B Ordinary Shares are Transferred to the Conversion Foundation, each Class B Ordinary Share is automatically converted into one (1) Class A Ordinary Share and one (1) Class C Ordinary Share. Unless the Company shall be a party to the transfer instrument, the Conversion Foundation shall forthwith notify the Company in writing of the conversion of Class B Ordinary Shares as described in the preceding sentence. The transferor shall receive a Class A Ordinary Share from the Conversion Foundation in exchange for each Class B Ordinary Share Transferred to the Conversion Foundation.

4.	The Board of Directors shall forthwith register any such conversion of Shares in the register of Shareholders and equally in any applicable company register.
5.

The Company shall at all times reserve and keep available out of its authorized but unissued capital, solely for the purpose of effecting the conversion of Class B Ordinary Shares, such number of Class A Ordinary Shares and Class C Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Ordinary Shares into Class A Ordinary Shares and Class C Ordinary Shares.

6.

The Company may, from time to time, establish such policies and procedures relating to the conversion of the Class B Ordinary Shares into Class A Ordinary Shares and Class C Ordinary Shares and the general administration of this share capital structure as it may deem necessary or advisable, and may request that holders of Class B Ordinary Shares furnish affidavits or other proof to the Company as it deems necessary to verify the legal and beneficial ownership of Class B Ordinary Shares and the “Qualified B Holder” status of any such holder, and to confirm that Class B Ordinary Shares are not held by a Non-Qualified B Holder.

7.

For the avoidance of doubt, in the event that an Initial Qualified Holder Transfers Class B Ordinary Shares to a party that falls within paragraph (ii) of the definition of Permitted Transferee, such party shall remain a Permitted Transferee for a period of twenty-four (24) calendar months following the date on which such Initial Qualified

Holder dies. Upon such twenty-four (24) month anniversary, such party shall automatically cease to be a Qualified B Holder.

Qualified shareholding of Class B Ordinary Shares.
Article 4B.

1.	Only a Qualified B Holder may hold Class B Ordinary Shares.
2.

If at any time a Class B Ordinary Share is held by a Non-Qualified B Holder, such Non-Qualified B Holder shall, without prejudice to the stipulations of paragraph 4 of this Article, not be entitled to any dividend and/or voting rights attached to the Class B Ordinary Shares held by such Non-Qualified B Holder.

3.

If at any time a Class B Ordinary Share is held by a Non-Qualified B Holder, such Non-Qualified B Holder (the “Transferor”) shall notify the Company of this fact by written notice (the “Notice”) within three (3) days after the occurrence of the event pursuant to which the Transferor is obliged to serve the Notice. At the time of the Notice the relevant Non-Qualified B Holder is obliged to offer his Class B Ordinary Shares to the Conversion Foundation (the “Offer”), through which such Class B Ordinary Shares are converted into Class A Ordinary Shares and Class C Ordinary Shares with due observance of Article 4A. The Transferor shall receive an equal number of Class A Ordinary Shares from the Conversion Foundation in exchange for such Class B Ordinary Shares.

4.	If the Transferor fails to:
a.	give the Notice and or make the Offer within the term provided in this Article; or
b.	Transfer the relevant Class B Ordinary Shares to the Conversion Foundation within three (3) days of the Notice,

the Company is irrevocably empowered and authorised to offer and Transfer the relevant Class B Ordinary Shares to the Conversion Foundation and to accept the Class A Ordinary Shares in exchange for such Class B Ordinary Shares for delivery to the Transferor.

5.

If the Conversion Foundation fails to accept the offered Class B Ordinary Shares from the Transferor within three (3) months after receipt of the Offer, then the Transferor’s dividend and voting rights attached to its Class B Ordinary Shares shall revive.

6.

Each Class B Ordinary Share held by a natural person that is a Qualified B Holder, or by its Permitted Transferees, shall, following the death of such Qualified B Holder, be deemed to be held by a Non-Qualified B Holder; provided, however, that in the event that an Initial Qualified Holder Transfers Class B Ordinary Shares to a party that falls within paragraph (ii) of the definition of Permitted Transferee, such party shall remain a Permitted Transferee for a period of twenty-four (24) calendar months following the date on which such Initial Qualified Holder dies. Upon such twenty-four (24) month anniversary, such party shall automatically cease to be a Qualified B Holder.

Qualified shareholding of the Class C Ordinary Shares.
Article 4C.

1.

The Class C Ordinary Shares may only be held by the Conversion Foundation, the Company or another party that is specifically nominated by the Board of Directors for this purpose. Any Transfer of Class C Ordinary Shares is subject to prior written approval of the Board of Directors.

2.	Any Transfer of the Class C Ordinary Shares in violation of paragraph 1 of this Article is null and void.
3.

If and so long as any Class C Ordinary Share is not held by a party that meets the criteria laid down in paragraph 1 of this Article, the voting rights, dividend rights and other rights pertaining to such Class C Ordinary Share (including, without limitation, the approval rights hereunder) may not be exercised.

Shares. Usufruct and pledge of Shares.
Article 5.

1.	All Shares shall be registered shares. No share certificates shall be issued. The Board of Directors may number the Shares in a manner determined at its sole discretion.
2.

Shares may be encumbered with usufruct. At the creation of the right of usufruct in respect of Class A Ordinary Shares it may be provided that the right to vote pertaining to the Class A Ordinary Shares shall vest in the usufructuary. The voting rights pertaining to the Class B Ordinary Shares and the Class C Ordinary Shares may not be transferred to a usufructuary.

3.

Class A Ordinary Shares and/or Class B Ordinary Shares may be pledged as security. At the creation of the pledge in respect of Class A Ordinary Shares it may be provided that the right to vote shall vest in the pledgee. The voting rights pertaining to the Class B Ordinary Shares may not be transferred to a pledgee.

4.	The Class C Ordinary Shares may not be pledged.

Addresses. Notices and announcements. Register of Shareholders.
Article 6.

1.	Shareholders, pledgees and usufructuaries of Shares must supply their addresses, including their e-mail addresses (if any), to the Company in writing.
2.

Notices, announcements and generally all communications intended for the persons referred to in paragraph 1 of this Article are to be sent in writing to the addresses they have supplied to the Company.

3.

The Board of Directors shall keep a register in which shall be recorded all particulars as prescribed by law or, if applicable, the rules and regulations of the stock exchange at which Shares are listed concerning shareholders, usufructuaries and pledgees. In the register shall also be recorded each and any release from liability granted in respect of monies unpaid and not yet called on Shares.

4.	The register of Shareholders shall be updated at regular times.

5.

The Board of Directors shall be entitled to keep a part of the register of Shareholders outside the Netherlands if such is required for the compliance with foreign legalization or the rules and regulations of the stock exchange at which the Shares are listed.

Issue of Shares.
Article 7.

1.

Upon receipt of a written proposal of the Board of Directors to this effect, the General Meeting has the power to resolve to issue Shares and to determine the price of issue and the other terms of issue, which terms may include payment on Shares in a foreign currency. Upon receipt of a written proposal of the Board of Directors to this effect the General Meeting may transfer its aforesaid power to the Board of Directors for a period not exceeding five (5) years. Such designation shall specify the number of Shares that may be issued and may also include the price (range) at which such Shares may be issued. The designation may be extended, from time to time, for periods not exceeding five (5) years. Unless such designation provides otherwise, it may not be withdrawn.

2.

Within eight (8) days following a resolution by the General Meeting to issue Shares or to designate another body of the Company, the Company shall file the full text of such resolution at the office of the Commercial Register with which the Company is registered. Within eight (8) days after each issue of Shares, the Company shall report the same to the office of said Commercial Register.

3.

The provisions of paragraph 1 and 2 of this Article shall apply mutatis mutandis to the granting of rights to subscribe for Shares, but not to the issue of Shares to a person exercising a previously acquired right to subscribe for Shares.

4.	The Company or its Subsidiaries cannot subscribe for Shares.
5.

When Shares are subscribed for, the amount of their par value must be paid at the same time and, in addition, if the Share is subscribed at a higher amount, the difference between such amounts must be paid.

6.	Calls upon the Shareholders in respect of any monies unpaid on their Shares shall be made by the Board of Directors by virtue of a resolution of the General Meeting.
7.

The body of the Company which has the power to resolve to issue Shares may resolve that payment on Shares shall be made by some other means than payment in cash or by payments in a foreign (non-euro) currency.

Pre-emptive right at issue of Shares.
Article 8.

1.

At the issue of any new Class A Ordinary Shares and/or Class B Ordinary Shares, the statutory rights of pre-emption as laid down in Book 2 shall apply. No pre-emption rights shall apply in respect of the issue of the Class C Ordinary Shares.

2.	Upon receipt of a written proposal of the Board of Directors to this effect, the General Meeting may each time in respect of one particular issue of Class A Ordinary Shares and/or Class B Ordinary Shares, resolve to limit or to exclude the pre-emptive right of subscription for the Class A Ordinary Shares and/or Class B Ordinary Shares, provided that such resolution is passed at the same time as the resolution to issue the Class A Ordinary Shares and/or Class B Ordinary Shares.

If at a General Meeting at which a proposal to limit or exclude the pre-emptive right to subscribe for Class A Ordinary Shares and/or Class B Ordinary Shares comes up for discussion and less than one half of the issued capital is represented, a resolution to limit or exclude the pre-emptive right may only be adopted by at least two-thirds (2/3) of the votes cast.

Any proposal to limit or exclude the pre-emptive right must contain a written explanation of the reasons for the proposal and the choice of the proposed price (or price range or formula for the determination of such price, including by reference to the market price of such Class A Ordinary Shares and/or Class B Ordinary Shares as of a future date or dates) of issue.

Upon receipt of a written proposal of the Board of Directors to this effect, the General Meeting can resolve that the pre-emptive right may also be limited or excluded by the Board of Directors, for a period not exceeding five (5) years. Such designation may be renewed for subsequent periods not exceeding five (5) years each. Unless the terms of the designation provide otherwise, it cannot be revoked.

Within eight (8) days following a resolution by the General Meeting to limit or exclude the pre-emptive right or to designate the Board of Directors, the Company shall file the full text of such resolution at the office of the Commercial Register.

3.

A share issue at which Shareholders may exercise a pre-emptive right and the period during which said right is to be exercised shall be announced by the Company to all Shareholders of the relevant class of Shares either in writing or by a public announcement in a newspaper taking into account the rules and regulations of the stock exchange at which Shares are listed. The pre-emptive right may be exercised during the period to be determined by the body of the Company authorised to issue Shares, that period to be at least two (2) weeks from the day following the date of despatch of the announcement.

4.	The provisions of the preceding paragraphs of this Article shall apply mutatis mutandis to the granting of rights to take Shares.

Transfer of Shares. Exercise of Shareholder’s rights.
Article 9.

1.

If Shares are admitted to trading on a regulated market or multilateral trading facility, as referred to in article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) or a system of a non-EU/EEA member state that is comparable to a regulated market or multilateral trading facility (including, for purposes hereof, The Nasdaq Global Select Market), the Transfer of a registered Share or of a limited right (beperkt recht)

thereto shall require an instrument intended for such purpose and, save when the Company itself is a party to such legal act, the written acknowledgement by the Company of the Transfer. The acknowledgement shall be made in the instrument or by a dated statement on the instrument or on a copy or extract thereof mentioning the acknowledgement signed as a true copy thereof by a civil-law notary or the transferor. Service of such instrument of transfer, copy or extract on the Company shall be deemed to constitute such acknowledgement.

2.

Following a Transfer referred to in paragraph 1 of this Article, the rights attached to the Shares concerned may not be exercised until the instrument of transfer has been served upon the Company or until the Company has acknowledged the transaction in writing or has been deemed to have acknowledged such transaction. The provision in the preceding sentence shall not apply if the Company itself has been a party to the transaction.

Acquisition by the Company of its own Shares.
Article 10.

1.	Any acquisition by the Company of partly-paid Shares shall be null and void.
2.	Provided that the General Meeting has given the Board of Directors authorisation for this purpose, the Company may acquire fully paid-up Shares provided that:
a.	the Company’s equity capital, reduced by the acquisition price, is not less than the sum of the issued and paid-up capital and the reserves to be maintained pursuant to the law;
b.	following the transaction contemplated, at least one issued Share remains outstanding and is not held by the Company; and
c.

in case the Company is admitted to trading on a regulated market or multilateral trading facility, as referred to in article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) or a system from a non-EU/EEA member state that is comparable to a regulated market or multilateral trading facility (including, for purposes hereof, The Nasdaq Global Select Market), the par value of the Shares to be acquired, already held by the Company or already encumbered for the benefit of the Company as pledgee or which are held by (or encumbered for the benefit of) Subsidiaries, does not exceed fifty percent (50%) of the issued capital of the Company.

3.

The factor deciding whether the acquisition is valid shall be the amount of the equity of the Company as shown in its most recently adopted balance sheet, reduced by the acquisition price of Shares and any payments from profit or reserves to others which may have become due by the Company and its Subsidiaries after the balance sheet date.

If more than six (6) months of a financial year have passed without the annual accounts having been adopted, the acquisition of own Shares under paragraph 2 of this Article shall not be permitted until such time as such most recent annual accounts have been so adopted.

4.

The authorisation of the General Meeting, referred to in paragraph 2 of this Article, which shall be valid for a maximum of eighteen (18) months only, must specify how many Shares are permitted to be acquired, the manner in which they may be acquired and the permitted upper and lower limits of the price.

5.

The preceding paragraphs of this Article shall not apply in respect of (i) Shares which the Company may acquire gratuitously or by universal succession and (ii) Shares that are listed at a stock exchange which are acquired for the purpose of distribution of such Shares to employees of the Company and/or its Subsidiaries pursuant to an employee option plan.

6.	Any acquisition of Shares by the Company made in breach of the provisions of paragraph 2 of this Article shall be null and void.
7.

Shares owned by the Company shall not bear any dividend rights unless rights of usufruct are created, for the benefit of a usufructuary other than the Company or its Subsidiaries, in respect of such Shares prior to the acquisition by the Company, in which case the holder of usufruct shall be entitled to any dividends on the underlying Shares. Shares owned by the Company or its Subsidiaries shall not bear any voting rights unless the voting rights are transferred to a usufructuary or pledgee pursuant to a right of usufruct or a right of pledge that was created, for the benefit of a usufructuary or pledgee other than the Company or its Subsidiaries, in respect of Class A Ordinary Shares prior to the acquisition of such Class A Ordinary Shares by the Company or its Subsidiaries respectively.

8.

Shares owned by the Company may only be Transferred for the purpose of the distribution of such Shares pursuant to an equity incentive plan or, subject to the approval of the Board of Directors, for the purpose of the Transfer of such Shares to third parties fulfilling a contractual obligation of the Company.

9.

If at any time a Share previously owned by the Company is held by a person (a “Non-Qualified Person”) in conflict with the previous paragraph, such Non-Qualified Person shall, without prejudice to the stipulations of paragraph 12 of this Article, not be entitled to any dividend and/or voting rights attached to the Shares held by such Non-Qualified Person.

10.

If at any time a Share previously owned by the Company is held by a Non-Qualified Person, such Non-Qualified Person (the “Transferor”) shall notify the Company of this fact by written notice (the “Notice”) within three (3) days after the occurrence of the event pursuant to which the Transferor is obliged to serve the Notice. At the time of the Notice the relevant Non-Qualified Person is obliged to offer his Shares to the Company for a consideration equal to the nominal value of the relevant Shares (the “Offer”).

11.	If the Transferor fails to:
a.	give the Notice and or make the Offer within the term provided in this Article;

b.	Transfer the relevant Shares to the Company within three (3) days of the Notice, the Company is irrevocably empowered and authorised to offer and Transfer the re levant Shares to itself.
12.

If the Company fails to accept the offered Shares from the Transferor within three (3) months after receipt of the Offer, then the Transferor’s dividend and voting rights attached to his Shares shall revive.

Reduction of capital.
Article 11.

1.

Upon receipt of a written proposal of the Board of Directors to this effect, the General Meeting may resolve to reduce the issued capital by a cancellation of Shares or by a reduction of the par value of the Shares by amendment of the Articles of Association. Such resolution to reduce the issued capital of the Company must indicate the Shares to which it relates and provisions for its implementation must be included.

2.

A resolution to cancel Shares may only relate to i) Shares held by the Company, or ii) to all the Shares of a particular class, in respect of which the Articles of Association provide that the same may be cancelled against repayment of their par value.

3.	As provided in clause (ii) of paragraph 2 of this Article 11, Class C Ordinary Shares may be cancelled against repayment of their par value.
4.

If the General Meeting resolves to reduce the par value of the Shares by amendment of the Articles of Association - regardless whether this is done without redemption or against partial repayment on the Shares or upon release from the obligation to pay up the Shares - such reduction must be made pro rata on all Shares of a particular class.

5.

A resolution for reduction of capital shall require a majority of at least two-thirds (2/3) of the votes cast, if less than one half of the issued capital is represented at the relevant General Meeting.

BOARD OF DIRECTORS.

Composition and Remuneration.
Article 12.

1.

The business and affairs of the Company shall be managed by a Board of Directors consisting of one (1) or more Executive Directors and three (3) or more Non-Executive Directors. A majority of the members of the Board of Directors shall consist of Non-Executive Directors.

2.	Only individuals shall be eligible for appointment as Executive Director or Non-Executive Director. No person shall be eligible for appointment or re-appointment as a Non-Executive Director, if:
a.

such person is currently, or within two (2) years prior to appointment has been, a political appointee, a member of a governing body of a political party, a government official, a member or employee of any state apparatus, a member of parliament, or a political office-holder, in each case in respect of any country in the world.

b.	such person is currently, or within two (2) years prior to appointment has been, an employee of a company that is majority owned or controlled by any government (or any division thereof).
c.	such person has any criminal record (other than minor offences not constituting felonies or crimes of moral turpitude).
d.	such person is a person with whom the Company or its Board of Directors is prohibited by any applicable national or supra-national law or regulation from having any dealings.
e.	such person has, or within two (2) years has had, a personal or qualified conflict of interest with the Company.
f.	as a result of the appointment of such person, the Board of Directors would fail to include at least a simple majority of members who satisfy the Independence Criteria.

If a person is not eligible for appointment or re-appointment as a Non-Executive Director for any reason set out in sub (a) up to including (f) of this paragraph, the Board of Directors may decide by simple majority that such person is still eligible for appointment or re-appointment by waiving such criteria (an “Eligibility Waiver”).

3.

In the event that any duly appointed Director subsequently ceases to satisfy the criteria set forth in paragraph 2 above, as reasonably determined by the Board of Directors acting by simple majority, or the Board of Directors acting by simple majority revokes its Eligibility Waiver in respect of such Director, he or she shall be deemed to have automatically resigned from the Board of Directors, effective thirty (30) days following the date notice of such determination or revocation, as the case may be, has been provided by the Board of Directors to such Director. Notwithstanding the foregoing, if the duly appointed Director ceases to satisfy the criteria set forth in paragraph 2(e) as a result of the Company expanding its business or entering into a new line of business, such Director shall be deemed to continue to satisfy such criteria until the next annual General Meeting (or, if such conflict arises less than six (6) months prior to the next annual General Meeting, until the next succeeding annual General Meeting). For purposes of the preceding sentence, the consolidated revenues threshold set forth in paragraph 2(d) above shall be five percent (5%), rather than one percent (1%).

4.

Subject to paragraph 5 of this Article, the Executive Directors and the Non-Executive Directors shall be appointed by the General Meeting for a maximum period of one (1) year, provided however, that, unless such Director has resigned at an earlier date, a Director shall cease to hold office on the date of the first General Meeting held in the first year following the year in which he was appointed Director. Directors shall be immediately eligible for re-appointment at the General Meeting at which they cease to hold office.

5.

The Board of Directors shall make a non-binding nomination in respect of any Director to be appointed by the General Meeting. If the person nominated by the Board of Directors is subsequently not appointed by the General Meeting, the Board of Directors will be allowed to make a new non-binding nomination.

6.

The Board of Directors shall have the power to appoint from its Executive Directors a Chief Executive Officer by a simple majority (whereby for this purpose the majority is calculated as if the member of the Board of Directors who is object of appointment or removal as CEO would not be in office).

7.	The Board of Directors shall have the power to appoint from its Non-Executive Directors a Chairman.
8.

The General Meeting shall adopt general guidelines in respect of the remuneration of the members of the Board of Directors and of the person(s) referred to in paragraph 3 of Article 13 (the “Remuneration Policy”).

9.

With due observation to the Remuneration Policy, the Board of Directors may establish a remuneration for the members of the Board of Directors in respect of the performance of their duties. It being understood that, in accordance with the principle laid down in Article 13 paragraph 5, Executive Directors shall not participate in the decision making process relating to the remuneration of Executive Directors.

10.

Directors may be suspended and/or removed from office by the General Meeting at any time, such resolution requiring a majority of at least two-thirds (2/3) of the votes cast in a meeting, such two-thirds (2/3) majority representing at least fifty percent (50%) of the issued and outstanding capital of the Company. The Director concerned shall be given the opportunity to account for his conduct at the General Meeting. For that purpose he may have himself assisted by a legal adviser.

Decision-making by the Board of Directors. Directors’ ceasing to hold office or being unable to act.
Article 13.

1.

Resolutions of the Board of Directors taken at a meeting are adopted with a simple majority of the votes cast. Each Director shall have one vote. If the voting for and against a proposal is equally divided, another vote shall be taken if so demanded by any Director.

2.

The Board of Directors shall draw up board rules to deal with matters that concern the Board of Directors internally and the division of duties within the Board of Directors and its committees; the adoption and amendment of such internal rules shall require the approval of the Board of Directors.

The rules of the Board of Directors may inter alia include an allocation of tasks among the members of the Board of Directors and shall contain provisions concerning the matter in which meetings of the Board of Directors are called and held. The rules of the Board of Directors may stipulate that certain resolutions of the Board of Directors may validly be passed by one or more Directors, provided that the relevant resolutions are within the scope of the task(s) allocated to this or these particular Director(s).

3.	In the event that:
(i)

one or more Executive Directors has ceased to hold office (ontstentenis) or is unable to execute his/her duties and responsibilities (belet), the other Executive Directors or the sole remaining Executive Director shall be temporarily charged with the role of the Executive Director who is absent or unable to execute his/her duties, without prejudice to the Board of Directors’ right to temporarily designate a person to perform the role of the Executive Director who is absent or unable to execute his/her duties; or

(ii)

all Executive Directors or the sole Executive Director shall have ceased to hold office or be unable to execute their duties and responsibilities and no substitute Executive Directors have been appointed, the Executive Director role in the management of the Company shall be temporarily entrusted to the person designated or to be designated for that purpose by the Board of Directors, during such period of absence until a new Executive Director has been appointed in accordance with Article 12.

In the event that:

(iii)

one or more Non-Executive Directors has ceased to hold office (ontstentenis) or is unable to execute his/her duties and responsibilities (belet), the other Non-Executive Directors or the sole remaining Non-Executive Director shall be temporarily charged with the role of the Non-Executive Director who is absent or unable to execute his/her duties; or

(iv)

all Non-Executive Directors shall have ceased to hold office or are unable to execute their duties and responsibilities and no substitute Non-Executive Directors have been appointed, the Non-Executive Director role in the management of the Company shall be temporarily entrusted to the person designated or to be designated for that purpose by the General Meeting, during such period of absence until a new Non-Executive Director has been appointed in accordance with Article 12.

The provisions of the Articles of Association concerning the Board of Directors and the Director(s) individually shall apply mutatis mutandis to the person referred to in the previous sentences. Furthermore, that person shall be required to call a General Meeting as soon as possible, which General Meeting may decide on the appointment of one or several new Directors.

4.

The Board of Directors may pass resolutions in writing, provided that all members of the Board of Directors have been consulted on the proposed resolution(s) and none of the members of the Board of Directors have objected against this form of resolution. A resolution in writing by the Board of Directors requires a simple majority of the members of the Board of Directors.

5.

Any Director with a conflict of interest in respect of the Company and/or its business shall refrain from participating in the deliberations and decision making of the Board of Directors in this particular matter. If as a direct result of the foregoing, no resolution can be adopted by the Board of Directors, such resolution will be put before the General Meeting and subsequently the General Meeting can resolve on the matter.

Decision by the Board of Directors subject to approval by the General Meeting
Article 14.

Without prejudice to any other applicable provisions of these Articles of Association, decisions of the Board of Directors involving a major change in the Company’s identity or character are subject to the approval of the General Meeting, including:

a.	the transfer of the enterprise or substantially all of the enterprise of the Company to a third party;
b.

the conclusion or cancellation of any long-lasting cooperation by the Company or a Subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to the Company; and

c.

the acquisition or disposal of a participating interest in the capital of a company with a value of at least one-third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of the Company, by the Company or a Subsidiary.

Duties and powers of the Directors.
Article 15.

1.

The Board of Directors is in charge of the management of the Company. The duties, powers and authorities of the Board of Directors are divided between the Executive Director(s) and Non-Executive Directors, whereby the Executive Director(s) will be responsible for the management of the day to day affairs of the Company and the Non-Executive Directors will be responsible for the supervision of the execution of the duties and responsibilities of the members of the Board of Directors and of the general course of affairs of the Company and its business. Subject to the division of duties, powers and authorities set out in the previous sentence, the Board of Directors may attribute additional duties, powers and authorities to Non-Executive Directors. Any such attribution of duties, powers and authorities should be set out in the board rules drawn up by the Board of Directors pursuant paragraph 2 of Article 13.

2.	The Board of Directors may install committees consisting of members of the Board of Directors, and/or management of the Company and/or its Subsidiaries.
3.	The Board of Directors may designate certain tasks and functions to the committees referred to in the previous paragraph of this Article.

4.	The Board of Directors may appoint a company secretary to assist the Board of Directors. The company secretary will be admitted to meetings of the Board of Directors and the General Meeting.

Representation.
Article 16.

1.	The Board of Directors shall represent the Company. The power to represent the Company shall also vest in each Executive Director individually.
2.

If an Executive Director performs any transaction in a private capacity to which transaction the Company also is a party, or if an Executive Director, acting in his private capacity, conducts any legal action against the Company other than as referred to in Section 15 of Book 2, each other Executive Director shall have the power to represent the Company.

3.	The Board of Directors may grant power of attorney for signature to one or several persons and may alter or revoke such power of attorney.

Indemnity and Insurance.
Article 17.

1.	To the extent permissible by law, the Company shall indemnify and hold harmless:
a.	each member of the Board of Directors, both former members and members currently in office;
b.	each person who is or was serving as an officer of the Company;
c.	each person who is or was serving as a proxy holder of the Company;
d.

each person who is or was a member of the board or supervisory board or officer of other companies or corporations, partnerships, joint ventures, trusts or other enterprises by virtue of their functional responsibilities with the Company and or its Subsidiaries,

(each of them, for the purpose of this Article only, an “indemnified person”), against any and all liabilities, claims, judgments, fines and penalties (“claims”) incurred by the indemnified person as a result of any threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative (each, a “legal action”), brought by any party other than the Company itself or any Subsidiaries, in relation to acts or omissions in or related to his capacity as an indemnified person.

2.

Claims will include derivative actions brought on behalf of the Company or any Subsidiaries against the indemnified person and claims by the Company (or any Subsidiaries) itself for reimbursement for claims by third parties on the ground that the indemnified person was jointly liable toward that third party in addition to the Company.

3.

The indemnified person will not be indemnified with respect to claims insofar as they relate to the gaining in fact of personal profits, advantages or compensation to which he was not legally entitled, or if the indemnified person shall have been adjudged to be liable for willful misconduct (opzet) or intentional recklessness (bewuste roekeloosheid).

4.

Any expenses (including reasonable attorneys’ fees and litigation costs) (collectively, “expenses”) incurred by the indemnified person in connection with any legal action shall be settled or reimbursed by the Company, but only upon receipt of a written undertaking by that indemnified person that he shall repay such expenses if a competent court in an irrevocable judgment has determined that he is not entitled to be indemnified. Expenses shall be deemed to include any tax liability which the indemnified person may be subject to as a result of his indemnification.

5.

Also in case of a legal action against the indemnified person by the Company itself or any Subsidiary/ies, the Company will settle or reimburse to the indemnified person his reasonable attorneys’ fees and litigation costs, but only upon receipt of a written undertaking by that indemnified person that he shall repay such fees and costs if a competent court in an irrevocable judgment has resolved the legal action in favor of the Company or the relevant Subsidiary/ies rather than the indemnified person.

6.

Expenses incurred by the indemnified person in connection with any legal action will also be settled or reimbursed by the Company in advance of the final disposition of such action, but only upon receipt of a written undertaking by that indemnified person that he shall repay such expenses if a competent court in an irrevocable judgment has determined that he is not entitled to be indemnified. Such expenses incurred by indemnified persons may be so advanced upon such terms and conditions as the Board of Directors decides.

7.	The indemnified person shall not admit any personal financial liability vis-à-vis third parties, nor enter into any settlement agreement, without the Company’s prior written authorization.

The Company and the indemnified person shall use all reasonable endeavors to cooperate with a view to agreeing on the defense of any claims, but in the event that the Company and the indemnified person would fail to reach such agreement, the indemnified person shall comply with all reasonable directions given by the Company, in order to be entitled to the indemnity contemplated by this Article.

8.	The indemnity contemplated by this Article shall not apply to the extent claims and expenses are reimbursed by insurers.
9.	The Company will provide for and bear the cost of adequate insurance covering claims against the indemnified person, unless such insurance cannot be obtained at reasonable terms.
10.	This Article can be amended without the consent of the indemnified persons as such. However, the indemnity provided herein shall nevertheless continue to apply to claims and/or expenses incurred in relation to the acts or omissions by the indemnified person during the periods in which this clause was in effect.

11.

At its discretion, the Board of Directors may have the Company indemnify other members of the management team, not being members of the Board of Directors, or other employees, each in case of the Company or of a Subsidiary, comparable to the indemnification provided herein for the benefit of other indemnified persons.

GENERAL MEETING.

Notice and venue of the General Meeting.
Article 18.

1.

Without prejudice to the provisions of Article 25, General Meetings shall be held as frequently as the Board of Directors may wish. The power to call the General Meeting shall vest in the Board of Directors, in each Executive Director individually and/or the Chairman.

2.

The Board of Directors may determine a registration date for the purpose of registration of Shareholders who can attend the relevant meeting and in order to establish the number of votes to be exercised at such General Meeting. In case the Board of Directors resolves to set a registration date for a General Meeting, any Shareholder who wishes to attend such General Meeting must inform the Board of Directors of its intent to attend the General Meeting. At the same time the registration date determines the number of votes that a Shareholder may cast in the General Meeting. The aforesaid registration date is set on the twenty-eighth (28th) day prior to the day of the relevant General Meeting. Should the Board of Directors resolve not to set a registration date, then all parties that can prove to hold Shares on the day of the General Meeting may attend the General Meeting and such Shareholders shall be able exercise votes on the basis of their Shares held on the day of the General Meeting.

3.	The Board of Directors must call a General Meeting:
a.

if one or several Shareholders jointly representing at least one tenth (1/10) of the issued capital so request the Board of Directors, that request to specify the subjects to be discussed and voted upon;

b.

within three (3) months after the Board of Directors has considered it plausible that the equity capital of the Company has decreased to an amount equal to or less than one-half of the paid and called up part of the capital.

If the General Meeting is not held within six (6) weeks after the request referred to under (a), the applicants themselves may call the General Meeting - with due observance of the applicable provisions of the law and the Articles of Association - provided that the interim provisions judge of the District Court has granted leave to such applicants for the convocation of a General Meeting. The provisions of paragraph 2 of this Article shall apply mutatis mutandis to the procedure of calling a General Meeting referred to in the preceding sentence.

4.

Any Shareholder(s) who hold at least three one-hundredths (3/100) of the issued capital of the Company may propose items for the agenda of the General Meeting. Such items for the agenda should together with an explanation be submitted to the Board of Directors at least sixty (60) days prior to the day of the General Meeting at which it shall be addressed. The Board of Directors will include such items for the agenda in an equal manner as items on the agenda proposed by the Board of Directors.

5.

Notice of the General Meeting must be given to each Shareholder. The term of notice must be at least fifteen (15) clear days before the day on which the meeting is held. Notice shall be given by means of letters, specifying the subjects to be discussed at the meeting. The notice should also contain information on a formal registration date (if applicable) for the registration of Shareholders who can attend the relevant meeting and in order to establish the number of votes to be exercised at such General Meeting.

6.

General Meetings shall be held in The Hague, Amsterdam, Rotterdam, Utrecht or at Schiphol Airport in the municipality of Haarlemmermeer. Entirely without prejudice to the provisions of paragraph 3 of this Article, any resolution passed at a General Meeting held elsewhere - in or outside the Netherlands - shall be valid only if the requirements of notice set out in paragraph 5 of this Article have been complied with and the entire issued and outstanding share capital is represented. The Board of Directors may decide that (and under which conditions) the General Meeting shall also be accessible through electronic means. If and when permitted pursuant to applicable law, the Board of Directors may in addition decide that (and under which conditions) the General Meeting shall exclusively be accessible through electronic means. In both cases, references in the Articles of Association to attendance at a General Meeting shall include attendance by electronic means.

Admittance to and chairmanship of the General Meeting.
Article 19.

1.

The Shareholders are entitled to admittance to the General Meeting. The Directors of the Company also are entitled to admittance, with the exception of any Director who has been suspended, and admittance shall further be granted to any person whom the chairman of the meeting concerned has invited to attend the General Meeting or any part of that meeting.

2.

If a Shareholder wishes to attend a General Meeting by proxy, he must issue a written power of attorney for that purpose, which power of attorney must be presented to the chairman of the meeting concerned.

3.	The General Meeting shall be presided over by the Chairman. In case the Chairman is not available the Board of Directors shall appoint the chairman of the General Meeting.

4.

Unless a notarial record of the business transacted at the meeting is drawn up, or unless the chairman of the General Meeting himself wishes to keep minutes of the meeting, the chairman shall designate a person charged with keeping the minutes.

The minutes shall be signed by the chairman of the General Meeting and the secretary of the meeting.

5.	The chairman of the General Meeting decides on all issues regarding admittance to the meeting, voting and the order of the meeting.

Voting rights. Decision-making.
Article 20.

1.

Each Class A Ordinary Share carries the right to cast one (1) vote. Each Class B Ordinary Share carries the right to cast ten (10) votes. Each Class C Ordinary Share carries the right to cast nine (9) votes.

2.

In determining the extent to which the Shareholders cast votes, are present or are represented, or the extent to which the share capital is represented, the Shares in respect of which no votes may be cast shall not be taken into account.

3.	Unless the Articles of Association stipulate a larger majority, all resolutions of the General Meeting shall be passed by a simple majority of the votes cast.
4.	Blank votes and invalid votes shall not be counted as votes.
5.

Votes on business matters - including proposals concerning the suspension, dismissal or removal of persons - shall be taken by voice or acclamation, but votes on the election of persons shall be taken by secret ballot, unless the chairman of the General Meeting decides on a different method of voting and none of the persons present at the meeting object to such different method of voting.

6.

If at the election of persons the voting for and against the proposal is equally divided, another vote shall be taken at the same meeting; if then again the votes are equally divided, then - without prejudice to the provision in the following sentence of this paragraph - such person shall not be elected.

If at an election of persons the vote is taken between more than two candidates and none of the candidates receive the simple majority of votes, another vote - where necessary after an interim vote - shall be taken between the two candidates who have received the largest number of votes in their favor.

If the voting for and against any other proposal than as first referred to in this paragraph is equally divided, that proposal shall be rejected.

7.

The General Meeting may resolve to allow a Shareholder to attend and participate in the General Meeting by electronic means of communication, if and to the extent the identity of the thus attending Shareholder can be verified by the chairman of the General Meeting. Electronic votes submitted to the Board of Directors within twenty-eight (28) days of the General Meeting shall be considered to be issued at the General Meeting, provided the means of communication allows the chairman of the General Meeting to verify the identity of the voting Shareholder.

8.

A Shareholder can be excluded from admittance and participation in a General Meeting when required pursuant to sanctions legislation applicable to the Company and/or its Shareholders. The Board of Directors is authorised to determine at its own discretion whether a Shareholder qualifies for such exclusion as referred to in the previous sentence.

Shareholders’ proxy. Shares belonging to any community of property or joint estate.
Article 21.

1.

In respect of any or all of his Shares a Shareholder may give one or several persons written power of attorney to exercise any or all of the rights attached to those Shares. Such power of attorney may not be given in respect of one and the same Share to more than one person simultaneously. The powers referred to in this paragraph may also vest in usufructuaries and pledgees of Class A Ordinary Shares. The Board of Directors may invoke certain rules on the registration of proxies as referred to in this paragraph.

2.

Joint owners of any community of property or joint estate comprising Shares or a limited right to Shares may only exercise their rights by giving one or several persons written power of attorney to exercise said rights. If power of attorney is given to several persons, such power of attorney must specify in respect of which number of Shares each proxy is authorised to exercise the rights attached thereto.

Decision-making outside a meeting.
Article 22.

Unless statutory provisions provide otherwise, any resolution which Shareholders entitled to vote can pass at a General Meeting may also be passed by them outside a meeting, provided that they all express themselves in writing in favor of the proposal concerned. The persons who have passed a resolution outside a meeting shall immediately inform the Board of Directors of that resolution.

Meetings of holders of Class A Ordinary Shares,
meetings of holders of Class B Ordinary Shares, and
meetings of holders of Class C Ordinary Shares.
Article 23.

1.	Meetings of holders of a particular class of Shares shall be convened by the Board of Directors.
2.	The convocation shall take place not later than on the fifth (5th) day prior to the day on which the meeting shall take place.
3.	A meeting of any class of Shares shall be held in the Netherlands at the place notified in convocation; provided, however, that if all of the holders of such class of Shares so agree, (i) a meeting of such class may instead be convened elsewhere, or (ii) such holders may pass resolutions in writing in accordance with Article 22.

4.

Other than as varied by paragraphs 2 and 3 above, Articles 18 through 22 shall apply, mutatis mutandis, to any meeting referred to in this Article, it being understood that the location requirement of paragraph 3 does not apply if the Board of Directors in accordance with Article 18 decides that a meeting shall be exclusively accessible through electronic means.

Financial Year. Annual accounts.
Article 24.

1.	The financial year of the Company shall be equal to the calendar year.
2.

Each year within five (5) months after the end of the Company’s financial year, save where this term is extended by a maximum of five (5) months by the General Meeting on account of special circumstances, the Board of Directors shall draw up annual accounts and an annual report on that financial year. To these documents shall be added the particulars referred to in Section 392, sub-section 1, of Book 2. However, if the provisions of Section 403 of Book 2 have been applied to the Company and if and to the extent that the General Meeting does not decide otherwise:

a.	the obligation to draw up the annual report; and
b.	the obligation to add to the annual accounts the particulars referred to in Section 392 of Book 2,

shall not apply.

If the Company qualifies as a legal entity in the terms of Section 395a sub-section 1, Section 396 sub-section 1 or Section 397 sub-section 1 of Book 2 the Company shall not be required to make an annual report unless by law the Company must establish a works council or unless no later than six (6) months from the start of the financial year concerned the General Meeting has resolved otherwise.

3.	The annual accounts shall be signed by all Directors. If the signatures of one or more of the Directors are missing, this and the reason for such absence shall be stated.
4.

The Board of Directors shall ensure that the annual accounts and, if required, the annual report and the particulars added by virtue of Section 392 of Book 2 shall be available at the office of the Company as soon as possible but not later than as from the date of notice calling the General Meeting intended for the discussion and approval thereof. Said documents shall be open to the inspection of the Shareholders at the office of the Company and copies thereof may be obtained by them free of charge.

Annual General Meeting. Adoption of annual accounts.
Article 25.

1.	Each year at least one General Meeting shall be held, that meeting to be held within six (6) months after the end of the Company’s last expired financial year.
2.	The annual accounts shall be adopted by the General Meeting.

Profits and losses.
Article 26.

1.	The distributable profit of the Company shall be at the disposal of the Board of Directors.

The Board of Directors determines the amount of the profit of the Company that shall be allocated to the profit reserves and the amount of profit available for distribution.

2.

The Company may distribute profit only if and to the extent that its equity exceeds the sum of the paid and called-up part of the issued capital and the reserves which must be maintained by virtue of the law.

3.

If and when the Board of Directors resolves to allocate or distribute a profit, the holders of Shares shall be entitled pari passu to the profits of the Company, pro rata to the total number of Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares held, provided that out of the profit of any financial year, the holders of Class C Ordinary Shares shall be entitled to a maximum amount equal to one percent (1%) of the nominal value of such Class C Ordinary Shares, without prejudice to the provisions below.

4.	Dividends may be paid only after approval and adoption of the annual accounts which show that they are justified.
5.

For the purposes of determining the allocation of profits, (i) any Shares held by the Company (except as otherwise provided in paragraph 7 of Article 10), (ii) any Shares of which the Company has a usufruct and (iii) any shares of which the dividend rights are suspended by the Board of Directors in accordance with paragraph 11 of this Article, shall not be taken into account.

6.

The Board of Directors may resolve to declare interim dividends out of the profits realised in the current financial year. Dividend payments as referred to in this paragraph may be made only if the provision in paragraph 2 of this Article has been met as evidenced by an interim statement of assets and liabilities as referred to in Section 105 subsection 4 of Book 2.

7.	The distributable reserves of the Company shall be at the disposal of the Board of Directors and with due observance of the provisions of paragraphs 2 and 3 of this Article.
8.	Unless the Board of Directors sets a different term for that purpose, dividends shall be made payable within thirty (30) days after they are declared.
9.	The Board of Directors may resolve that dividends are satisfied in whole or in part by the distribution of assets or the issue of Shares.

10.	Any deficit may be set off against the statutory reserves only if and to the extent permitted by law.
11.

A Shareholder can be excluded from receiving dividend payments when required pursuant to sanctions legislation applicable to the Company and/or its Shareholders. The Board of Directors is authorised to determine at its own discretion whether a Shareholder qualifies for such exclusion as referred to in the previous sentence.

Amendment of Articles of Association. Merger. Demerger. Dissolution.
Article 27.

1.

Upon receipt of a written proposal of the Board of Directors to this effect, the General Meeting may resolve to amend the Articles of Association, to conclude a legal merger or demerger or to dissolve the Company in the terms of Part 7 of Book 2.

2.

The adoption of a resolution to amend the Articles of Association, to conclude a legal merger or demerger, in the terms of Part 7 of Book 2, or to dissolve the Company requires a two/thirds (2/3) majority of the votes cast in the General Meeting.

3.

For the adoption of a resolution to amend the Articles of Association in which (a) the rights, including but not limited to the calculation of entitlement to any profits, of holders of Class A Ordinary Shares are taken away/affected, including but not limited to any change in the dividend or liquidation entitlement of the holders of Class B Ordinary Shares or Class C Ordinary Shares; (b) the definitions of “Initial Qualified Holder”, “Non-Qualified B Holder”, “Permitted Transferee”, “Qualified B Holder” or “Transfer” are changed; (c) any amendment is made to Article 4A, Article 4B or this Article 27; or (d) the number of authorized Class B Ordinary Shares is to be increased; the prior approval of the Meeting of holders of Class A Ordinary Shares is required, which resolution requires a majority of at least three/fourth (3/4) of the votes cast at such meeting.

Dissolution and liquidation.
Article 28.

1.	The General Meeting shall have the power to resolve to wind up the Company, provided with due observance of the requirement laid down in Article 27.
2.	Unless otherwise resolved by the General Meeting or unless otherwise provided by law, the Directors of the Company shall be the liquidators of the Company.
3.

The surplus assets remaining after (i) all the Company’s liabilities have been satisfied, (ii) all profit reserves and other dividend entitlements have been distributed, shall be divided among the holders of the Shares pro rata to the total number of Shares held, albeit that (i) the holders of Class C Ordinary Shares shall be entitled to a maximum amount of one eurocent (EUR 0.01) per Class C Ordinary Share.

4.

After completion of the liquidation the books, records and other data-carriers of the dissolved Company shall for a period of seven (7) years remain in the custody of the person whom the liquidators have appointed for that purpose in writing.